TERMINATION AGREEMENT



     THIS TERMINATION AGREEMENT (this "Agreement") is entered into this 14th day of November, 1997, between and among LARSON DAVIS INCORPORATED, a Nevada corporation (hereinafter referred to as the "Company"), and DAN J. JOHNSON, an individual, on the following:

                                    Premises

     A. Dan J. Johnson has served as a executive officer and member of the board of directors of the Company since 1987.

     B. The Company and Dan J. Johnson are parties to an Executive Employment Agreement dated January 3, 1996.

     C. The Company and Dan J. Johnson have agreed that Mr. Johnson will resign as an executive officer and director of the Company, based on the terms and conditions set forth in this Agreement.

                                   Agreement

     NOW, THEREFORE, based upon the foregoing premises, which are incorporated herein by reference, and for and in consideration of the mutual promises and covenants hereinafter set forth, it is hereby agreed as follows:

     1. Dan J. Johnson hereby resigns, effective as of the acceptance of such resignation by the board of directors of the Company (the "Effective Date"), as an officer and director of the Company and all subsidiaries of the Company.

     2. The Company agrees that on the Effective Date, it will pay Mr. Johnson all amounts then earned, plus an amount equal to three months of his current salary and compensation for any unused vacation he may have, up to a maximum of three weeks, calculated at his current salary rate. The Company shall also transfer the automobile currently used by Mr. Johnson and owned by the Company to Mr. Johnson, subject only to the assumption by Mr. Johnson of the obligation of the Company associated with such automobile.

     3. Mr. Johnson agrees to remain available, in person and by telephone, to consult with and assist new management of the Company concerning the business of the Company during a 60 day transition period and thereafter as may be necessary on a limited basis from time to time.

     4. The Company agrees to award to Mr. Johnson 10,000 shares of registered common stock under the terms of its 1997 Employee Stock Option and Award Plan. Such shares shall not vest, and Mr. Johnson shall not have the right to transfer or hypothecate such shares, until the expiration of the 60 day transition period as provided in the foregoing paragraph.

     5. Mr. Johnson agrees that the performance by the Company of the terms of this Agreement shall be in full and complete satisfaction of all of his rights and claims under the terms of the Executive Employment Agreement dated January 3, 1996 (the "Employment Agreement"). In addition, at the time of and in exchange for, the issuance of the shares set forth in paragraph 4, Mr. Johnson shall deliver for cancellation the option held by him under the terms of the Employment Agreement for 225,000 shares that was granted January 3, 1996, with an exercise price of $4.25 per share and the option for 200,000 shares held by him under the terms of the 1996 Director Stock Option Plan that was granted May 9, 1996, with an exercise price of $7.00 per share. The Company and Mr. Johnson mutually agree that the options held by Mr. Johnson under the terms of the 1987 Employee Stock Option Plan to acquire 156,365 shares of common stock at an exercise price of $2.0625 per share and the 1991 Director Stock Option Plan to acquire 90,000 shares of common stock, at exercise prices ranging from $3.00 to $3.50 per share shall remain in effect and be governed by the current provisions of such option, including the right to exercise such options at any time on the terms set forth therein.

     6. Mr. Johnson agrees that for a period of one year subsequent to the Effective Date he will not establish or run any business that is directly competitive with the business of the Company nor approach the customers of the Company on behalf of any product that is competitive with the products of the Company.

     7. Each party hereto, for itself or himself and its respective officers, directors, personal representatives, successors, assigns, and the affiliates of all or any of the foregoing, hereby releases, discharges, and acquits each other party, his or its officers, directors, agents, employees, attorneys, accountants, personal representatives, successors, or assigns, or any affiliate of all or any of the foregoing, from and against any and all losses, costs, or damages, arising from, under, or in connection with the Employment Agreement, any other written or oral agreement between the parties, any other business relationship existing between them prior to the date hereof, and any claim, demand, action, or cause of action of any kind or nature, whether known or unknown, which the parties now have or claim to have, or any time heretofore have claimed to have, or which may hereafter accrue, arising from, out of, or in any way connected with all prior agreements, arrangements, or transactions between the parties.

     8. To the fullest extent permitted by applicable law, the Company agrees to indemnify and hold harmless Mr. Johnson on the same basis as other officers and directors of the Company from and against any and all loss, cost and expense incurred by Mr. Johnson in connection with or arising from Mr. Johnson being made a party to a proceeding because Mr. Johnson was an officer and/or director of the Company. The Company agrees to maintain its officer and director insurance currently in existence as of the date of this Agreement in full force and effect for a minimum of three years from the Effective Date and to take all steps necessary to assure that Mr. Johnson remains covered by such insurance policy as a former officer and director of the Company.

     9. In order to more fully consummate the intent of the parties represented hereby, each shall execute, acknowledge, and deliver to the other such further instruments and documents as may be required to evidence the termination of the agreements contemplated hereby and to consummate the terms hereof.

     10. It is the intent of the parties hereto to finally resolve all issues that exist between them. In furtherance of that intent, the parties agree not to disparage or impugn the business, business practices, or integrity of the other parties hereto subsequent to the date of this Agreement.

     11. The parties shall issue a press release in form and substance mutually agreeable to both parties announcing the resignation of Mr. Johnson and the appointment of new management of the Company.

     12. In the event of a breach of this Agreement, the breaching party shall pay all costs and expenses of the other party, including reasonable attorneys' fees, arising out of such breach.

     13. This Agreement represents the entire agreement between the parties relating to the subject matter hereof, and no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein, shall be of any force or effect. No amendment or modification hereof shall be effective until and unless the same shall have been set forth in writing and signed by the parties hereto.

     DATED as of the date first above written.

                                          LARSON DAVIS INCORPORATED


                                          By
                                            William E. Hosker, Director



                                          Dan J. Johnson